 Exhibit 99.2

LEASE RESERVE AND INTEREST CARRY GUARANTEE

LEASE RESERVE AND INTEREST CARRY GUARANTEE (this “Guarantee”) made as of the 29th day of September, 2008 by MAGUIRE PROPERTIES, L.P., a Maryland limited partnership (“Guarantor”), having an office at 355 South Grand Avenue, Suite 3300, Los Angeles, California 90071, in favor of EUROHYPO AG, NEW YORK BRANCH, having its principal office at 1114 Avenue of the Americas, New York, New York 10036, as Administrative Agent for the Lenders referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, MAGUIRE PARTNERS-PLAZA LAS FUENTES, LLC, a Delaware limited liability company (“Borrower”), certain lenders (collectively, the “Lenders”), the Administrative Agent and Wells Fargo Bank, N.A., as Syndication Agent and as a Lender, are parties to a Loan Agreement dated as of the date hereof (said Loan Agreement, as modified, amended, supplemented and in effect from time to time, being herein called the “Loan Agreement”; and, except as otherwise herein expressly provided, all terms defined in the Loan Agreement are being used herein as defined therein), which Loan Agreement provides, among other things, for Loans to be made by the Lenders to Borrower in an aggregate principal amount not exceeding $100,000,000 in connection with the Project, such Loans to be (i) evidenced by, and repayable with interest thereon in accordance with, various Notes to be executed and delivered to the respective order of the Lenders and (ii) secured by, among other things, the Mortgage; capitalized terms used but not separately defined herein shall have the meanings ascribed to such terms in the Loan Agreement;

WHEREAS, Guarantor owns one hundred percent (100%) of the ownership in Borrower and as a result shall directly benefit from the making of the Loans by the Lenders to Borrower; and

WHEREAS, the Lenders are unwilling to make the Loans unless this Guarantee is executed by Guarantor and delivered to the Administrative Agent and the Lenders.

NOW, THEREFORE, in order to induce the Lenders to make the Loans, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees to guarantee the Guaranteed Obligations (as hereinafter defined) upon the following terms:

Section 1.                      Guarantee.

1.01.       Guarantee.

(a)           Guarantor hereby absolutely, unconditionally and irrevocably assumes liability for, and hereby guarantees payment to Administrative Agent (on behalf of Lenders) of Borrower’s obligations under Section 4.7 and Section 4.8 of the Loan Agreement, including without limitation, Borrower’s obligations (subject to the applicable limits set forth in said Section) to (i) deposit with Administrative Agent the Defaulting Tenant Lease Reserve Amount with respect to any applicable Defaulting Tenant (or, in lieu of such deposit, to deliver to Administrative Agent a Collateral Letter of Credit in the amount of the applicable Defaulting

Tenant Lease Reserve Amount), (ii) deposit with Administrative Agent the applicable Defaulting Tenant Interest Reserve Amount with respect to any applicable Defaulting Tenant (or, in lieu of such deposit, to deliver to Administrative Agent a Collateral Letter of Credit in the amount of the applicable Defaulting Tenant Interest Reserve Amount), (iii) deposit the Monthly East West Tenant Improvement Amount into the Leasing Reserve Fund pursuant to Section 4.8(1) of the Loan Agreement, and (iv) deposit the Monthly McCormicks Rent Credit Amount into the Leasing Reserve Fund pursuant to Section 4.8(1) of the Loan Agreement.  These foregoing obligations shall apply regardless of whether the Defaulting Tenant, East West or McCormicks shall be a debtor in any bankruptcy or insolvency proceeding or shall have made in any such proceeding any election to assume or reject its lease, and the obligations in clauses (i) and (ii) above shall apply regardless of whether Borrower shall have exercised any right to terminate or modify the applicable Defaulting Tenant’s lease following any default by the Defaulting Tenant thereunder.

(b)           Without limiting the other obligations of Guarantor hereunder, if the Administrative Agent (or its designee) shall acquire the Project upon a foreclosure under the Deed of Trust, a transfer in lieu of foreclosure, or otherwise, as a result of the failure of the Borrower to pay the Loans and all other amounts due thereon in full upon the Maturity Date (whether at scheduled maturity, by acceleration or otherwise), and if there shall occur at any time thereafter any default by any Defaulting Tenant (as such term is defined in the Loan Agreement as supplemented herein) under its lease during the remaining term thereof (as in effect on the date hereof or pursuant to any modification entered into prior to any such foreclosure, transfer in lieu of foreclosure or other acquisition), but prior to the applicable Defaulting Tenant Cut-Off Date (as hereinafter defined), then Guarantor shall pay to the Administrative Agent for the benefit of the Lenders an amount in cash equal to the sum of (A) the Applicable Portion (as hereinafter defined) of the applicable Defaulting Tenant Lease Reserve Amount with respect to such Defaulting Tenant and (B) the Applicable Portion of the applicable Defaulting Tenant Interest Reserve Amount with respect to such Defaulting Tenant, which amounts shall not be applied to reduce any remaining balance of the Loans and shall not be held in any reserve fund established under the Loan Agreement.  IT IS AGREED THAT SUCH PAYMENT SHALL BE RETAINED BY THE ADMINISTRATIVE AGENT (ON BEHALF OF THE LENDERS) AS LIQUIDATED DAMAGES TO COMPENSATE THE ADMINISTRATIVE AGENT AND THE LENDERS FOR THE LOSSES, DAMAGES, COSTS AND EXPENSES THAT THEY HAVE INCURRED OR ARE ANTICIPATED TO INCUR AS A RESULT OF THE DEFAULTING TENANT’S DEFAULT UNDER ITS LEASE (WHICH LOSSES AND DAMAGES MAY INCLUDE, WITHOUT LIMITATION, LOSSES, COSTS AND EXPENSES THAT MAY BE INCURRED WITH RESPECT TO THE RETENANTING OR IMPROVEMENT OF THE APPLICABLE DEFAULTING TENANT’S PREMISES AND LOSSES THAT MAY BE INCURRED IN CONNECTION WITH A SALE OR OTHER DISPOSITION OF THE PROJECT FOLLOWING A FORECLOSURE SALE, DEED IN LIEU OF FORECLOSURE OR OTHER EXERCISE OF REMEDIES).  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE ACTUAL LOSSES, DAMAGES, COSTS AND EXPENSES OF THE ADMINISTRATIVE AGENT AND THE LENDERS IN SUCH EVENT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES AMOUNT AS DETERMINED IN ACCORDANCE WITH THE FOREGOING IS A REASONABLE ESTIMATE OF THE LOSSES, DAMAGES, COSTS AND EXPENSES THAT THE ADMINISTRATIVE AGENT AND THE

LENDERS WOULD INCUR ON ACCOUNT OF ANY SUCH DEFAULT BY A DEFAULTING TENANT, AND THAT SUCH LIQUIDATED DAMAGES AMOUNT IS NOT INTENDED AS A FORFEITURE OR PENALTY.  GUARANTOR IRREVOCABLY WAIVES ANY RIGHTS AS AGAINST THE OWNER OF THE PROPERTY FOR CONTRIBUTION, REIMBURSEMENT, RECOUPMENT, SUBROGATION OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY RIGHTS ON ACCOUNT OF EQUITABLE PRINCIPLES), ON ACCOUNT OF THE PAYMENT OF ANY SUCH LIQUIDATED DAMAGES AMOUNT DESCRIBED IN THIS SECTION 1.01(b).

As used in this Section 1.01(b), the following terms shall have the meanings set forth below:

(A)           “Applicable Portion” means the percentage of the applicable Defaulting Tenant Lease Reserve Amount and Defaulting Tenant Interest Reserve Amount set forth as follows:

(I)           During the period commencing on the Defaulting Tenant Burn-Off Commencement Date and ending on the last day of the fifteen (15) month period thereafter, the Applicable Portion shall equal one hundred percent (100%).

(II)          During the period commencing on the first day of the sixteen (16) month period commencing on the Defaulting Tenant Burn-Off Commencement Date and ending on the last day of the eighteen (18) month period thereafter, the Applicable Portion shall equal seventy-five percent (75%).

(III)        During the period commencing on the first day of the nineteen (19) month period commencing on the Defaulting Tenant Burn-Off Commencement Date and ending on the last day of the twenty-one (21) month period thereafter, the Applicable Portion shall equal fifty percent (50%).

(IV)        During the period commencing on the first day of the twenty-two (22) month period commencing on the Defaulting Tenant Burn-Off Commencement Date and ending on the Defaulting Tenant Cut-Off Date, the Applicable Portion shall equal twenty-five percent (25%).

(V)          Following the Defaulting Tenant Cut-Off Date, the Applicable Portion shall equal zero percent (0%).

(B)           “Defaulting Tenant” has the meaning set forth in the Loan Agreement, provided however, that if East West or Fannie Mae has failed to make a scheduled lease payment (regardless of whether any cure or grace period applicable thereto has expired) under its lease at any time prior to the Defaulting Tenant Cut-Off Date, then such tenant shall be a Defaulting Tenant hereunder regardless of whether the 45-day period with respect to such failure, as set forth in the definition of “Monetary Lease Default” in the Loan Agreement, has expired prior to the Defaulting Tenant Cut-Off Date, so long as such 45 day period with respect to such failure expires either prior to, on or subsequent to the Defaulting Tenant Cut-Off Date.  Further, for purposes of measuring when East West or Fannie Mae has become a Defaulting Tenant for purposes of the periods set forth in the definition of “Applicable Portion,” such tenant shall be deemed to have become a Defaulting Tenant upon its original failure to make a scheduled lease payment (regardless of whether any cure or grace period applicable thereto has expired) under its lease, regardless of when the 45-day period with respect to such failure, as set forth in the definition of “Monetary Lease Default” in the Loan Agreement, expires, so long as such 45 day period with respect to such failure does expire.  Accordingly, as an example, if East West or Fannie were to fail to make a scheduled lease payment under its lease during the period described in clause (I) of the definition of “Applicable Portion,” and the 45-day period with respect to such failure, as set forth in the definition of “Monetary Lease Default” in the Loan Agreement, expires during the period described in clause (II) of the definition of “Applicable Portion,” the default shall be deemed to have occurred during the period described in clause (I) of such definition, so that the relevant Applicable Portion on account of such default shall be the 100% portion stated in clause (I).

(C)           “Defaulting Tenant Burn-Off Commencement Date” means the date on which the Project has been transferred pursuant to a foreclosure or transfer in lieu of foreclosure.

(D)           “Defaulting Tenant Cut-Off Date” means the last day of the twenty-four (24) month period commencing on such Defaulting Tenant Burn-Off Commencement Date.

(c)           Without limiting the other obligations of Guarantor hereunder, if the Administrative Agent (or its designee) shall acquire the Project upon a foreclosure under the Deed of Trust, a transfer in lieu of foreclosure, or otherwise, as a result of the failure of the Borrower to pay the Loans and all other amounts due thereon in full upon the Maturity Date (whether at scheduled maturity, by acceleration or otherwise), and if at such time there remains any unpaid amount of the Outstanding East West Bank TI Obligation under the East West Lease (as in effect on the date hereof or pursuant to any modification entered into prior to any such foreclosure, transfer in lieu of foreclosure or other acquisition) or any unpaid amount of the Outstanding McCormicks Rent Credit Obligation under the McCormicks Lease (as in effect on the date hereof or pursuant to any modification entered into prior to any such foreclosure, transfer in lieu of foreclosure or other acquisition), then Guarantor shall pay to the Administrative Agent for the benefit of the Lenders an amount in cash equal to the remaining balance of the Outstanding East West Bank TI Obligation and the Outstanding McCormicks Rent Credit Obligation at such time, which amount shall not be applied to reduce any remaining balance of the Loans and shall not be held in any reserve fund established under the Loan Agreement.  IT IS AGREED THAT SUCH PAYMENT SHALL BE RETAINED BY THE ADMINISTRATIVE AGENT (ON BEHALF OF THE LENDERS) AS LIQUIDATED DAMAGES TO COMPENSATE THE ADMINISTRATIVE AGENT AND THE LENDERS FOR THE LOSSES, DAMAGES, COSTS AND EXPENSES THAT THEY HAVE INCURRED OR ARE ANTICIPATED TO INCUR AS A RESULT OF THE OBLIGATIONS THAT WILL BE OWED TO EAST WEST AND MCCORMICKS, UPON OR FOLLOWING ANY ACQUISITION OF THE PROJECT UPON A FORECLOSURE UNDER THE DEED OF TRUST, A TRANSFER IN LIEU OF FORECLOSURE, OR OTHERWISE, ON ACCOUNT OF THE UNPAID AMOUNTS OF THE OUTSTANDING EAST WEST BANK TI OBLIGATION AND THE OUTSTANDING MCCORMICKS RENT CREDIT OBLIGATION (WHICH LOSSES AND DAMAGES MAY INCLUDE, WITHOUT LIMITATION, LOSSES THAT MAY BE INCURRED IN CONNECTION WITH THE DISPOSITION OF THE PROJECT FOLLOWING A FORECLOSURE SALE, DEED IN LIEU OF FORECLOSURE OR OTHER EXERCISE OF REMEDIES).  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE ACTUAL LOSSES, DAMAGES, COSTS AND EXPENSES OF THE ADMINISTRATIVE AGENT AND THE LENDERS IN SUCH EVENT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE

CIRCUMSTANCES EXISTING ON THE DATE OF THIS GUARANTY, THE LIQUIDATED DAMAGES AMOUNT AS DETERMINED IN ACCORDANCE WITH THE FOREGOING IS A REASONABLE ESTIMATE OF THE LOSSES, DAMAGES, COSTS AND EXPENSES THAT THE ADMINISTRATIVE AGENT AND THE LENDERS WOULD INCUR ON ACCOUNT OF OBLIGATIONS THAT WILL BE OWED TO EAST WEST AND MCCORMICKS UPON OR FOLLOWING ANY ACQUISITION OF THE PROJECT UPON A FORECLOSURE UNDER THE DEED OF TRUST, A TRANSFER IN LIEU OF FORECLOSURE, OR OTHERWISE, ON ACCOUNT OF THE UNPAID AMOUNTS OF THE OUTSTANDING EAST WEST BANK TI OBLIGATION AND THE OUTSTANDING MCCORMICKS RENT CREDIT OBLIGATION, AND THAT SUCH LIQUIDATED DAMAGES AMOUNT IS NOT INTENDED AS A FORFEITURE OR PENALTY.  GUARANTOR IRREVOCABLY WAIVES ANY RIGHTS AS AGAINST THE OWNER OF THE PROPERTY FOR CONTRIBUTION, REIMBURSEMENT, RECOUPMENT, SUBROGATION OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY RIGHTS ON ACCOUNT OF EQUITABLE PRINCIPLES), ON ACCOUNT OF THE PAYMENT OF ANY SUCH LIQUIDATED DAMAGES AMOUNT DESCRIBED IN THIS SECTION 1.01(c).

(d)           Guarantor acknowledges and agrees that the Administrative Agent, for the benefit of the Lenders, may assign all rights, claims and causes of action against Guarantor arising under Sections 1.01(a), (b) or (c) to any Person who acquires the Loans, or to any Person who acquires the interest of Borrower in and to the Project encumbered pursuant to the Deed of Trust upon foreclosure or transfer in lieu of foreclosure under the Deed of Trust or otherwise, or to any Person who acquires the interest of Borrower in and to the Project encumbered pursuant to the Deed of Trust following any such foreclosure or transfer in lieu of foreclosure under the Deed of Trust, and that such Persons may assign such rights, claims and causes of action to their respective successors and assigns.

The foregoing obligations guaranteed pursuant to this Section 1.01 are, collectively, the “Guaranteed Obligations.”

1.02.       Obligations Unconditional.  The obligations of Guarantor under this Guarantee are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Loan Documents, or any substitution, release or exchange of any other guaranty of or security for any of the Guaranteed Obligations or the Loan, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 1.02 that the obligations of Guarantor hereunder shall be absolute and unconditional under any and all circumstances and shall not be released, discharged or in any way affected or impaired by any thing, event, happening, matter, circumstance or condition whatsoever (whether or not Guarantor shall have any knowledge or notice thereof or shall consent thereto).  In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

(a)           This Guarantee is a guaranty of payment and performance when due and not of collection.

(b)           The obligations of Guarantor hereunder are independent of the obligations of the Borrower, Operating Lessee or Guarantor under the other Loan Documents to which they are a party and the obligations of any other guarantor of the obligations of the Borrower or

Operating Lessee under the Loan Documents, and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against the Borrower or Operating Lessee and whether or not the Borrower or Operating Lessee is joined in any such action or actions.

(c)           Payment, performance or completion by Guarantor, or any other guarantor, of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid, performed or completed.  Without limiting the generality of the foregoing, if Administrative Agent (or any of the Lenders) is awarded a judgment in any suit brought to enforce Guarantor’s covenant to pay, perform or complete a portion of the Guaranteed Obligations, such judgment shall not be deemed to release Guarantor from its covenant to pay, perform or complete the portion of the Guaranteed Obligations that is not the subject of such suit.

(d)           The Administrative Agent on behalf of the Lenders (subject to the terms of the Loan Documents), upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guarantee or giving rise to any reduction, limitation, impairment, discharge or termination of Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment or performance under the Loan Documents, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any Loan Document and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of any of the Borrower’s or Operating Lessee’s obligations under the Loan Documents and take and hold security for the payment or performance of this Guarantee or the Loan Documents; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment or performance of the Borrower’s or Operating Lessee’s obligations under the Loan Documents, any other guaranties of the Loan, or any other obligation of any Person (including any other guarantor) with respect to the Loan; (v) enforce and apply any security now or hereafter held by or for the benefit of Administrative Agent and the Lenders in respect of this Guarantee or the Loan and direct the order or manner of sale thereof, and to bid at any such sale, or exercise any other right or remedy that Administrative Agent or the Lenders may have against any such security, in each case as in its discretion may determine consistent with any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower or Operating Lessee or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents.  Guarantor authorizes Administrative Agent (on behalf of the Lenders) at any time in its discretion to direct the order and manner of any sale of all or any part of any security now or later held for the Guaranteed Obligations or this Guarantee, and to bid to at any such sale, to apply any payments or recoveries from the Borrower, Operating Lessee, Guarantor or any other source, and any proceeds of any security, to the Guaranteed Obligations in such manner, order and priority as Administrative Agent (on behalf of the Lenders) may elect (whether or not those obligations are guaranteed by this Guarantee or secured at the time of the application).  Administrative Agent may take any of the foregoing actions upon any terms and conditions as Administrative Agent may elect, without giving notice to Guarantor or obtaining the consent of Guarantor and without affecting the liability of Guarantor to Administrative Agent or the Lenders.

(e)           Except as expressly provided in Sections 1.02(c) and 1.02(d), this Guarantee and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the outstanding Loan, together with all other amounts due to the Administrative Agent and the Lenders under the Loan Documents or performance in full of the Guaranteed Obligations), including, without limitation, the occurrence of any of the following, whether or not Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or the Loan Documents, or with respect to any other guaranty of or security for the payment or performance of the Guaranteed Obligations or the Loan; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of the Loan Documents, or of any other guaranty or security for the Guaranteed Obligations or the Loan, in each case whether or not in accordance with the terms of the Loan Documents or any agreement relating to such other guaranty or security; (iii) any Loan Document, at any time being found to be illegal, invalid or unenforceable with respect to the Borrower or Operating Lessee; (iv) the application of payments received from any source (other than payments received pursuant to this Guarantee or the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations or the Notes except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations or the Notes) to the payment of indebtedness other than the Loan, even though Administrative Agent and/or the Lenders might have elected to apply such payment to any part or all of the Loan; (v) Administrative Agent’s consent to the change, reorganization or termination of the ownership structure or existence of the Borrower or Operating Lessee or any of their Affiliates and to any corresponding restructuring of the Loan, including, without limitation, the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Loan, including, without limitation, the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims that the Borrower or Operating Lessee may assert against Administrative Agent or any of the Lenders in respect of the Loan, including, without limitation, the failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, other than payment or performance of such obligations under the Loan Documents to the extent encompassed in the Guaranteed Obligations; (viii) the acquisition or transfer of title to the Project to Administrative Agent, any of the Lenders, any Affiliate of the Lenders or any designee of Administrative Agent or the Lenders (including, without limitation, any purchaser through foreclosure, deed in lieu or otherwise) and (ix) any act or event which might otherwise discharge, reduce, limit or modify Guarantor’s obligations under this Guarantee; any waiver, extension, modification, forbearance, delay or other act or omission of Administrative Agent or the Lenders, or their failure to proceed promptly or otherwise as against the Borrower, Operating Lessee, Guarantor or any security; any action, omission or circumstance which might increase the likelihood that Guarantor may be called upon to perform under this Guarantee or which might affect the rights or remedies of Guarantor as against the Borrower or Operating Lessee; any dealings occurring at any time between the Borrower or Operating Lessee and Administrative Agent or any Lender, whether relating to the Guaranteed Obligations or otherwise; and any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the Guaranteed Obligations.

(f)       Whether or not Guarantor’s obligations under this Guarantee are subject to any maximum dollar amount or any other limitation expressly set forth in this Guarantee, Guarantor’s liability under this Guarantee shall not be impaired, reduced or affected by reason of Administrative Agent’s and/or any Lender’s application of any payments received from any source (i) to the payment of any obligation or indebtedness of Borrower or Operating Lessee which is not part of the Guaranteed Obligations, even though Administrative Agent and/or any such Lender might lawfully have elected to apply such payment to any part or all of the Guaranteed Obligations or (ii) to the payment of any of the Guaranteed Obligations (whether or not such payment might reduce the outstanding amount of the Guaranteed Obligations to a sum that is less than the maximum dollar liability, if any, of Guarantor expressly set forth herein), unless and until such payment shall have become indefeasible, the amount so paid shall no longer be available for future advance under the Loan, and the Loan and all other Guaranteed Obligations shall have been indefeasibly paid and performed in full; it being the intention of the parties that, notwithstanding any payments applied in reduction of the Guaranteed Obligations from any source, Guarantor shall be and remain fully liable for the payment of all of the Guaranteed Obligations until the Loan and all other Guaranteed Obligations have been indefeasibly paid and performed in full.  As used herein, an “indefeasible” payment shall mean and refer to a payment that is no longer subject to potential disaffirmance, impairment, set aside, offset, recoupment, defeasance, recovery, disallowance, or recapture pursuant to the provisions of any federal or state law, regulation or order applicable to or governing creditors’ rights, including without limitation Title 11 of the United States Code, as amended, either by reason of the passage of time following such payment or the final judgment of a court of competent jurisdiction establishing the unassailable right of the party receiving such payment to retain such payment without reduction, offset, or other impairment.

1.03.       Waivers by Guarantor.  To the fullest extent permitted by applicable Law, Guarantor hereby waives, for the benefit of Administrative Agent and the Lenders:

(a)           any right to require Administrative Agent or the Lenders, as a condition of payment or performance by Guarantor, to (i) proceed against the Borrower, Operating Lessee, any other guarantor of the Guaranteed Obligations, any Defaulting Tenant, East West, McCormicks or any other Person, (ii) proceed against or exhaust any security held from the Borrower, Operating Lessee, any other guarantor, any Defaulting Tenant, East West, McCormicks or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Lenders in favor of the Borrower, Operating Lessee, any Defaulting Tenant, East West, McCormicks or any other Person, or (iv) pursue any other remedy in the power of Administrative Agent or any of the Lenders whatsoever;

(b)           any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower, Operating Lessee, any Defaulting Tenant, East West or McCormicks, including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument related thereto or by reason of the cessation of the liability of the Borrower or Operating Lessee, any Defaulting Tenant, East West or McCormicks from any cause other than payment and performance in full of the Guaranteed Obligations;

(c)           any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

                      (d)           any defense based upon Administrative Agent’s or any of the Lender’s errors or omissions in the administration of the Loan, including, without limitation, the Guaranteed Obligations, except behavior which amounts to, willful misconduct, gross negligence, illegal acts or bad faith;

(e)           (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guarantee and any legal or equitable discharge of Guarantor’s obligations hereunder (other than payment, performance and completion of the Guaranteed Obligations or the Loan in full), (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that Administrative Agent or any of the Lenders protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(f)           notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, notices of default under the other Loan Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or Operating Lessee and any right to consent to any thereof;

(g)           any release, discharge, modification, impairment or limitation of the liability of the Borrower or Operating Lessee, any Defaulting Tenant, East West or McCormicks to Administrative Agent or the Lenders, whether consented to by Administrative Agent or the Lenders, consensual or arising by operation of law or any proceedings in bankruptcy or reorganization, or from any other cause;

(h)          any defense based on any rejection or disaffirmance of the Guaranteed Obligations, or any part thereof, or any security held therefor, in any such proceedings in bankruptcy or reorganization;

(i)           any defense based on any action taken or omitted by Administrative Agent or the Lenders in any proceedings in bankruptcy or insolvency involving the Borrower or Operating Lessee, any Defaulting Tenant, East West or McCormicks, including any election to have their claim allowed as being secured, partially secured or unsecured, any extension of credit by Administrative Agent or the Lenders to the Borrower or Operating Lessee, any Defaulting Tenant, East West or McCormicks in any proceedings in bankruptcy or insolvency, and taking and holding by Administrative Agent or the Lenders of any security for any such extension of credit; and

(j)           any defense or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guarantee, other than payment or performance of such obligations under the Loan Documents.

1.04        Additional Waivers.  Without implying that this Guarantee is intended to be governed by the laws of any state other than the state of New York, and without limiting any of the other provisions and waivers set forth in this Guarantee, Guarantor further agrees as follows:

(a)           Guarantor agrees that while an Event of Default exists, Administrative Agent may elect to foreclose either nonjudicially or judicially against any real or personal property security (including, without limitation, the Project) it holds for the obligations of Borrower or Operating Lessee under the Loan Documents, or any part thereof, or accept an assignment of any such security in lieu of foreclosure, or compromise or adjust any part of such obligations, or make any other accommodation with Borrower, Operating Lessee or Guarantor, or exercise any other remedy against Borrower or Operating Lessee or any security.  No such action by Administrative Agent will release or limit the liability of Guarantor to Administrative Agent or any Lender, who shall remain liable under this Guarantee after the action, even if the effect of that action is to deprive Guarantor of the right to collect reimbursement from Borrower, Operating Lessee or any other person for any sums paid to Administrative Agent or any Lender, or Guarantor’s rights of subrogation, contribution, or indemnity against Borrower, Operating Lessee or any other person.  Without limiting the foregoing, it is understood and agreed that on any foreclosure or assignment in lieu of foreclosure of any security held by Administrative Agent, such security will no longer exist, and that any right that Guarantor might otherwise have, on full payment of the obligations of Borrower or Operating Lessee under the Loan Documents by Guarantor, to participate in any such security or to be subrogated to any rights of Administrative Agent or any Lender with respect to any such security will be nonexistent; nor shall Guarantor by deemed to have any right, title, interest or claim under any circumstances in or to any real or personal property held by Administrative Agent, any Lender or any third party following any foreclosure or assignment in lieu of foreclosure of any such security.

(b)           Guarantor understands and acknowledges that if Administrative Agent forecloses judicially or nonjudicially against any real property security for the Borrower’s or Operating Lessee’s obligations, such foreclosure could impair or destroy any right or ability that Guarantor may have to seek reimbursement, contribution, or indemnification for any amounts paid by Guarantor under this Guarantee.  Guarantor further understands and acknowledges that in the absence of this waiver such potential impairment or destruction of Guarantor’s rights, if any, may entitle Guarantor to assert a defense to this Guarantee based on Code of Civil Procedure §580d as interpreted in Union Bank v. Gradsky, (1968) 265 CA 2d 40, 71 CR 64, on the grounds, among others, that a lender should be estopped from pursuing a guarantor because Administrative Agent’s election to foreclose may impair or destroy the subrogation, reimbursement, contribution, or indemnification rights of Guarantor.  By execution of this Guarantee,  Guarantor intentionally, freely, irrevocably, and unconditionally:  (i) waives and relinquishes that defense and agrees that Guarantor will be liable under this Guarantee even though Administrative Agent had foreclosed judicially or nonjudicially against any real or personal property collateral for Borrower’s or Operating Lessee’s obligations; (ii) agrees that Guarantor will not assert that defense in any action or proceeding in which Administrative Agent or any Lender seeks to enforce this Guarantee; and (iii) acknowledges and agrees that the rights and defenses waived by Guarantor in this Guarantee include any right or defense that Guarantor may have or be entitled to assert based on or arising out of any one or more of Code of Civil Procedure §§580a, 580b, 580d, or 726, or Civil Code §2848.

(c)           Guarantor intentionally, freely, irrevocably and unconditionally waives and relinquishes all rights which may be available to it under any provision of California law or under any California judicial decision, including, without limitation, Section 580a and 726(b) of the California Code of Civil Procedure, to limit the amount of any deficiency judgment or other judgment which may be obtained against Guarantor under this Guarantee to not more than the amount by which the unpaid obligations of Borrower under the Loan Documents guaranteed hereby plus all other indebtedness due from Borrower under the Loan Documents exceeds the fair market value or fair value of any real or personal property securing said obligations of Borrower under the Loan Documents and any other indebtedness due from Borrower under the Loan Documents, including, without limitation, all rights to an appraisement of, judicial or other hearing on, or other determination of the value of said property.  Guarantor acknowledges and agrees that, as a result of the foregoing waiver, Administrative Agent and the Lenders may be entitled to recover from Guarantor an amount which, when combined with the value of any real or personal property foreclosed upon by Administrative Agent (or the proceeds of the sale of which have been received by Administrative Agent or the Lenders) and any sums collected by Administrative Agent and the Lenders from Borrower or other persons, might exceed the amount of the obligations of Borrower under the Loan Documents guaranteed hereby plus all other indebtedness due from Borrower under the Loan Documents.

(d)          Guarantor waives all rights and defenses that Guarantor may have because Borrower’s debt is secured by real property; this means, among other things:  (i) Administrative Agent and the Lenders may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower or Operating Lessee; and (ii) if Administrative Agent or the Lenders foreclose on any real property collateral pledged by Borrower or Operating Lessee: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Administrative Agent and the Lenders may collect from Guarantor even if Administrative Agent, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower or Operating Lessee.  This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Guaranteed Obligations are secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.  Guarantor specifically waives any right to a fair value hearing, and any and all other rights it may have under Section 580a of the California Code of Civil Procedure.

(e)      Guarantor waives all rights and defenses arising out of an election of remedies by Administrative Agent and the Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(f)           Guarantor waives all rights and defenses which might otherwise be available to Guarantor under any guarantor, suretyship or other defenses under any law of the state of California, including, without limitation, California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, and California Code of Civil Procedure Section 359.5.

(g)           Guarantor agrees that if the maturity of any Guaranteed Obligation is accelerated by bankruptcy, insolvency or otherwise, such maturity shall also be deemed accelerated for the purpose of this Guarantee without demand on or notice to Guarantor, and, to the fullest extent permitted by applicable Law, Guarantor hereby waives any such demand or notice.

1.05.       Reinstatement.  The obligations of Guarantor under this Section 1 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower, Operating Lessee or Guarantor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or insolvency or otherwise; and Guarantor agrees that it will indemnify Administrative Agent and the Lenders on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Administrative Agent or any of the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

1.06.       Guarantor’s Rights of Subrogation, Contribution, Etc.  To the fullest extent permitted by applicable Law, Guarantor hereby waives, until the later of (a) the indefeasible payment, performance and completion in full of the Guaranteed Obligations and (b) the indefeasible payment in full of the Loan and all other amounts due under the Loan, any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against the Borrower, Operating Lessee or any of their assets in connection with this Guarantee or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and, including without limitation, (i) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against the Borrower or Operating Lessee, (ii) any right to enforce, or to participate in, any claim, right or remedy that Administrative Agent or the Lenders now have or may hereafter have against the Borrower or Operating Lessee, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or on behalf of Administrative Agent and/or any of the Lenders.  In addition, until the Loan and all other amounts due under the Loan Documents have been indefeasibly paid in full, Guarantor shall withhold exercise of any right of contribution which Guarantor may have against any other guarantor of the Loan or the Guaranteed Obligations.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its right of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against the Borrower or Operating Lessee or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Administrative Agent and/or any of the Lenders may have against the Borrower or Operating Lessee, to all right, title and interest Administrative Agent and/or any of the Lenders may have in any such collateral or security, and to any right Administrative Agent and/or any of the Lenders may have against such other guarantor.  If any amount shall be paid to the Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when (A) all Guaranteed Obligations shall not have been paid, performed and completed in full, or (B) the entire outstanding Loan and all other amounts due under the Loan Documents shall not have been paid in full, such amount shall be held in trust for Administrative Agent (on behalf of the Lenders) and shall forthwith be paid over to Administrative Agent (on behalf of the Lenders) to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

1.07.       Subordination of Other Obligations.  Any indebtedness of the Borrower or Operating Lessee now or hereafter held by Guarantor is hereby subordinated in right of payment to the Loan and to the payment, performance and completion of the Guaranteed Obligations, and any such indebtedness of the Borrower, Operating Lessee to Guarantor collected or received by Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent (on behalf of the Lenders) and shall forthwith be paid over to Administrative Agent (on behalf of the Lenders) to be credited and applied against the

Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of Guarantor under any other provision of this Guarantee.

1.08.       Remedies.

(a)           Guarantor agrees that, as between Guarantor and Administrative Agent and the Lenders, the obligations of the Borrower under any of the Loan Documents may be declared to be forthwith due and payable as provided in the Loan Documents (and shall be deemed to have become automatically due and payable in the circumstances therein provided) for purposes of Section 1.01 hereof notwithstanding any stay, injunction or other prohibition preventing the enforcement of such obligations as against the Borrower; and that, in the event of such declaration (or such obligation being deemed to have become automatically due and payable), such obligations (whether or not enforceable as against the Borrower) to the extent they constitute part of the Guaranteed Obligations shall forthwith become due by Guarantor for purposes of Section 1.01 hereof.  Administrative Agent (on behalf of the Lenders) may bring and prosecute a separate action against Guarantor to enforce the Guaranteed Obligations under this Guarantee, whether or not any action is brought against the Borrower or any other Person and whether or not the Borrower, Operating Lessee or any other Person is joined in any such action or actions.

(b)           All of the remedies set forth in this Guarantee and/or provided for in any of the Loan Documents or at law or in equity shall be equally available to Administrative Agent (on behalf of the Lenders), and the choice by Administrative Agent (on behalf of the Lenders) of one such alternative over another shall not be subject to question or challenge by Guarantor or any other Person, nor shall any such choice be asserted as a defense, setoff, or failure to mitigate damages in any action, proceeding, or counteraction by Administrative Agent (on behalf of the Lenders) to recover or seek any other remedy under this Guarantee, nor shall any such choice preclude Administrative Agent (on behalf of the Lenders) from subsequently electing to exercise a different remedy.

1.09.        Post-Default Interest.  Guarantor hereby agrees that in the event it shall fail to pay in full any amount owing by it hereunder within five (5) Business Days following delivery of a written demand by the Administrative Agent for payment of such amount, it shall be obligated to pay interest at the Default Rate in respect of any such amount for each day during the period from and including the due date thereof to but excluding the date the same shall be paid in full, such interest to be payable upon demand of Administrative Agent; provided, however, that payment under this Section 1.09 shall not be in duplication of any payment made by Guarantor or the Borrower pursuant to the Loan Documents.

1.10.        Continuing Guarantee.  This Guarantee is a continuing guaranty and shall remain in effect until the earlier of (i) all of the Guaranteed Obligations shall have been paid, performed and completed in full or (ii) the Loan have been paid in full; including, without limitation, in either case, the payment of any and all reasonable expenses which might be incurred by Administrative Agent or the Lenders in enforcing any of its rights hereunder (which expense shall be included within the meaning of Guaranteed Obligations) and all interest due pursuant to Section 1.09.

1.11.        Enforceability; Etc.  Administrative Agent (on behalf of the Lenders) or any other or subsequent beneficiary of this Guarantee may enforce the obligations undertaken by Guarantor hereunder.

1.12.       Assumption of Risk Regarding Borrower’s Financial Condition.  Before signing this Guarantee, Guarantor investigated the financial condition and business operations of the Borrower, Operating Lessee, Fannie Mae, East West, the Project encumbered by the Mortgage, and such other matters as Guarantor deemed appropriate to assure itself of the Borrower’s and Operating Lessee’s ability to discharge its obligations under the Loan Documents and of the ability of Fannie Mae and East West to discharge their obligations under their respective leases.  Guarantor assumes full responsibility for keeping fully informed of the financial condition of the Borrower, Operating Lessee, Fannie Mae and East West and all other circumstances affecting the Borrower’s and Operating Lessee’s ability to perform its obligations to Administrative Agent and the Lenders and of the ability of Fannie Mae and East West to discharge their obligations under their respective leases, and agrees that neither Administrative Agent nor any Lender will have any duty to report to Guarantor any information which it receives about the Borrower’s, Operating Lessee’s, Fannie Mae’s or East West’s financial condition or any circumstances bearing on the Borrower’s, Operating Lessee’s, Fannie Mae’s or East West’s ability to perform.

Section 2.                      Representations and Warranties.  Guarantor hereby represents and warrants to Administrative Agent and the Lenders that:

2.01.       Existence.  Guarantor:  (i) is a limited partnership duly organized and validly existing under the laws of the state of Maryland; (ii) has as its sole general partner the REIT (as defined below), (iii) has all requisite partnership power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iv) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary.

2.02.       No Breach.  None of the execution and delivery of this Guarantee, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the organizational documents pursuant to which Guarantor is organized, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Guarantor is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any of the revenues or assets of Guarantor pursuant to the terms of any such agreement or instrument.

2.03.       Action.  Guarantor has all necessary organizational power and authority, as the case may be, to execute, deliver and perform its obligations under this Guarantee; the execution, delivery and performance by Guarantor of this Guarantee have been duly authorized by all necessary organizational action, as the case may be, on its part; and this Guarantee has been duly and validly executed and delivered by Guarantor and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights.

2.04.       Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by Guarantor of this Guarantee or for the validity or enforceability hereof.

2.05.       Financial Condition.  The 10-Q filed with the United States Securities and Exchange Commission by Maguire Properties, Inc., a Maryland corporation (the “REIT”), with respect to the quarter ending as of June 30, 2008, is materially complete and correct and fairly presents the financial condition of Guarantor and the REIT as at the date of such filing.  As of the date of such filing, Guarantor and the REIT had no material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet.  Since the date of such filing, there has been no material adverse change in Guarantor’s or the REIT’s financial condition.

2.06.       Litigation.  Except as disclosed to Administrative Agent and the Lenders in writing prior to the date of this Guarantee, there are no legal or arbitration proceedings or any proceedings by or before any Governmental Authority, now pending or (to the knowledge of Guarantor) threatened against Guarantor which, if adversely determined, could have a material adverse effect on Guarantor’s financial condition or ability to enter into or comply with its obligations hereunder.

2.07.       Taxes.  Guarantor has filed all Federal income tax returns and all other material tax returns and information statements that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by Guarantor.

Section 3.                      Covenants.  Guarantor covenants to Administrative Agent and each Lender that, until the payment, performance and completion in full of the Guaranteed Obligations:

3.01.       Existence, Etc.  Guarantor will preserve and maintain its corporate, limited liability company or partnership existence, as the case may be, and all of its other material rights, privileges and franchises necessary for the maintenance of its existence and the conduct of its affairs; and comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities.  Guarantor will not amend or permit the amendment of its organizational documents to permit the REIT to no longer be the sole general partner of Guarantor, or otherwise permit to occur any transfer or other transaction whereby the REIT is no longer the sole general partner of Guarantor, without in each case the consent of Administrative Agent.

3.02.       Reports.

(a)           Within forty-five (45) days after the end of each calendar quarter,(i) Guarantor shall furnish to Administrative Agent (for delivery to the Lenders) quarterly financial statements (including a balance sheet, income statement and cash flow statement) for Guarantor prepared in accordance with GAAP (and including all appropriate and customary notes), and certificates executed by the chief financial officer of the REIT and Guarantor stating that each such quarterly statement presents fairly the financial condition of Guarantor and has been prepared in accordance with general accepted accounting principles.  Such financial reports shall include a balance sheet for such quarter and a detailed operating statement (showing quarterly activity and year-to-date), and (ii) Guarantor shall furnish to Administrative Agent a covenant compliance certificate executed by the chief financial officer of Guarantor certifying that Guarantor complies with the financial covenants set forth in Section 3.04 below; and

(b)           Within ninety (90) days after the end of each calendar year, the Guarantor shall furnish certified annual financial statements (or if such financial statements are consolidated with others, such consolidated financial statements) (in form reasonably satisfactory to Administrative Agent) of the Guarantor for each such fiscal year, audited by a “big four” accounting firm or other independent certified public accountant acceptable to Administrative Agent and in the form acceptable to Administrative Agent, including a balance sheet and statement of profit and loss setting forth in comparative form figures for the preceding fiscal year, prepared in accordance with GAAP.  Guarantor’s financial statements shall be accompanied by a certificate executed by the chief financial officer of Guarantor stating that such annual financial statement presents fairly the financial condition and the results of operations of Guarantor and has been prepared in accordance with general accepted accounting principles; and

(c)           from time to time such other information regarding the financial condition, operations, business or prospects of Guarantor or the REIT, as Administrative Agent may reasonably request.

Notwithstanding the foregoing, in lieu of the financial statements and certification of Guarantor described above, Administrative Agent shall accept the financial statements and certifications of the REIT of the exact type described above with respect to Guarantor, so long as (i) except for a liability on the balance sheet and an expense on the income statement of the REIT representing the interests of minority limited partners in Guarantor that are not owned by the REIT, the balance sheet and income statement of the REIT would, in accordance with GAAP, be identical to that of Guarantor; (ii) each such financial statement is accompanied by the unqualified opinion of the REIT’s outside auditors to the effect that such financial statements comply with the requirements in clause (i) above and identifying the respects, if any, in which any item on the financial statements of the REIT would need to be adjusted in order to reflect the proper treatment or amount of such item in accordance with GAAP for Guarantor; and (iii) there is no change in the structure or ownership of Guarantor that Administrative Agent concludes in reasonable discretion would require the delivery of financial statements by Guarantor itself in order to enable Administrative Agent and the Lenders to evaluate the financial condition of Guarantor.  With respect to any financial statements of the REIT that the Administrative Agent is required to accept in accordance with the foregoing, if the REIT files its quarterly and annual 10-K and 10-Q filings with the Securities and Exchange Commission within the dates on which Guarantor’s quarterly and annual financial statements are required to be delivered pursuant to Sections 3.02(a) and (b) above, and if such filings include financial statements for the REIT (in the case of the annual such statements, audited as required pursuant to Section 3.02(b)) and certificates of the REIT’s chief financial officer to the effect set forth in Sections 3.02(a) and (b), then Administrative Agent shall accept, in lieu of the delivery of the financial statements of the REIT in accordance with said Sections, the posting of such quarterly and annual 10-K and 10-Q filings on the website for the REIT, www.maguireproperties.com, on the dates on which such filings are made with the Securities and Exchange Commission, it being understood that the Administrative Agent and the Lenders shall be entitled to rely on the financial statements included in such filings and on the certifications with respect thereto set forth therein, to the same degree that it would have been entitled to rely thereon had the financial statements and certifications with respect thereto contained therein been delivered to Administrative Agent (on behalf of the Lenders) in accordance with Sections 3.02(a) and (b).  Notwithstanding the foregoing, nothing in this paragraph shall be deemed to limit the requirement of Guarantor to deliver the financial covenant compliance certificate required pursuant to Section 3.02(a)(ii) above.

3.03.        Litigation.  Guarantor will promptly give Administrative Agent notice of any material legal or arbitral proceedings, and of any material proceedings by or before any governmental or regulatory authority or agency, affecting Guarantor.

3.04.       Financial Covenants.

(a)           Tangible Net Worth.  Guarantor shall at all times maintain Tangible Net Worth of not less than $500,000,000.

(b)           Maximum Leverage Ratio.  Guarantor shall not permit the Leverage Ratio computed for any fiscal quarter to exceed seventy-five percent (75%).

(c)           Fixed Charge Coverage Ratio.  Guarantor shall not permit the Fixed Charge Coverage Ratio computed for any fiscal quarter to be less than 1.00 to 1.00.

(d)           Interest Coverage Ratio.  Guarantor shall not permit the Interest Coverage Ratio computed for any fiscal quarter to be less than 1.05 to 1.00.

(e)           Net Liquid Assets.  Guarantor shall at all times maintain Net Liquid Assets of not less than $50,000,000.

(f)           For the purposes of this Section 3.04, the following terms have the meanings set forth below:

(i)           “Adjusted EBITDA” means, for any Real Property or Person for any period, EBITDA of or attributable to such Real Property or Person for such period adjusted to exclude (a) the effects of all extraordinary, unusual or non-recurring non-cash gains, non-cash losses, non-cash charges or expenses and (b) cash expenses up to an aggregate amount of approximately $30,000,000 incurred in connection with Guarantor’s review of strategic alternatives undertaken by the board of directors of the REIT (primarily, but not limited to, investment banking fees and costs, legal fees and costs, professional fees and costs and other fees and costs incurred by the special committee of the REIT) and costs incurred in connection with the resulting management changes (primarily, but not limited to, contractual severance obligations for former executives, exit costs and expenses related to Guarantor’s leases at 1733 Ocean Avenue, Santa Monica, California and other related costs and expenses).

(ii)           “Annualized Net Operating Income” means, for any Real Property for any fiscal quarter, the product of (a) Net Operating Income attributable to such Real Property for such fiscal quarter (adjusted to include Net Operating Income for new leases commenced in such quarter) multiplied by (b) four.

(iii)           Applicable Capitalization Rate” means, with respect to any Real Property of a type set forth below, the percentage set forth below for such type of Real Property:

Office Real Property:	5.375%
Retail Real Property:	5.375%
Hotel Real Property:	7.50%

(iv)           “Asset Value” means, at any date of determination, (a) in the case of any Real Property (other than any Development Property or Other Real Property), (i) the Annualized Net Operating Income attributable to such Real Property for the fiscal quarter most recently ended less all management fees payable to an unaffiliated property manager in respect of such Real Property during such period, divided by (ii) the Applicable Capitalization Rate (based on the relevant asset type), provided, however, that in the case of any Real Property (other than any Development Property or Other Real Property) in which the General Partner or any of its Subsidiaries has acquired any direct or indirect interest (including through the acquisition of Equity Interests) during the fiscal quarter of determination, “Asset Value” for such fiscal quarter shall be the lesser of (1) the Annualized Net Operating Income for such Real Property divided by the Applicable Capitalization Rate and (2) the purchase price of such Real Property, and (b) in the case of any Development Property or Other Real Property, the most recently appraised value (such appraisal to have been conducted within the last twelve months) of such Development Property or Other Real Property or, in the absence of any such appraisal, the book value of such Development Property or Other Real Property.  At any date of determination, in no case will Asset Value for the applicable fiscal quarter for any Real Property be less than the net book value of such Real Property, provided, however, that the Asset Value for any Real Property shall never be less than zero.

(v)           “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

(vi)           “Cash Equivalents” means any of the following, having a maturity of not greater than 90 days from the date of issuance thereof:  (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-I” (or the then equivalent grade) by Moody’s Investors Services or “A-1” (or the then equivalent grade) by Standard and Poor’s Rating Group, a division of McGraw-Hill Companies Inc.

(vii)           “CMBS” means commercial mortgage backed securities.

(viii)         “Consolidated” refers to the consolidation of accounts in accordance with GAAP.

(ix)           “Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 60 days, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person (other than Preferred Interests that are issued by any General Partner or Subsidiary thereof and classified as either equity or minority interests in accordance with GAAP) or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the amount that would be payable by any Person or any of its Subsidiaries to its counterparty to such Hedge Agreement, (i) all Guarantee Obligations of such Person, (j) all Synthetic Debt of such Person and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

(x)           “Debt for Borrowed Money” of any Person means the sum of (i) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person, (ii) all Synthetic Debt of such Person at such date and (iii) all Mortgage Financings in the form of Preferred Interests; provided, however, that in the case of the General Partner and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture; provided, further, that Debt for Borrowed Money shall not include indebtedness to the extent such indebtedness is secured by an effective Lien on cash or Cash Equivalents in a manner that is intended to secure such indebtedness.

(xi)           “Development Property” means all Real Property listed on Schedule 1 (as such list is updated from time to time by General Partner to reflect the ongoing status of the Real Property held by General Partner and its Subsidiaries); and, as to any future acquisitions of Real Property, properties classified as development properties, properties classified as intended for repositioning, or identified as undeveloped land or land held for sale or similar designation on a Consolidated balance sheet of the General Partner and its Subsidiaries (it being understood that with respect to Real Property that includes a developed portion, “Development Property” shall refer to that portion of the Real Property intended for future development).

(xii)           “EBITDA” means, for any Real Property or Person for any period, the sum of (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, in each case of or attributable to such Real Property or Person and determined in accordance with GAAP for such period, including, in the case of any Joint Venture, the JV Pro Rata Share of the EBITDA of such Joint Venture for such period.

(xiii)          “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

(xiv)         “Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) Adjusted EBITDA to (b) the sum of (i) interest (including capitalized interest, but excluding interest to be funded from interest reserves for Permitted Construction Financing) and interest funded from interest reserves designated for such purposes payable in cash on, and amortization of debt discount in respect of, all Debt for Borrowed Money plus (ii) scheduled principal repayments of all Debt for Borrowed Money payable plus (iii) all dividends payable on any Preferred Interests, in each case, of or by the General Partner and its Subsidiaries and determined on a Consolidated basis for such period.

(xv)           “General Partner” means Maguire Properties, Inc., a Maryland corporation and general partner of Maguire Properties, L.P., a Maryland limited partnership.

(xvi)         “Guarantee Obligations” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee

Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

(xvii)         “Hotel Real Property” means Real Property that operates or is intended to be operated as a hotel, motel or other lodging for transient use of rooms or is a structure from which a hotel, motel or other lodging for transient use of rooms is operated or intended to be operated.

(xviii)       “Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) Adjusted EBITDA to (b) interest (including capitalized interest, but excluding interest to be funded from interest reserves for Permitted Construction Financing) and interest funded from interest reserves designated for such purposes payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money, in each case, of or by the Guarantor and its Subsidiaries and determined on a Consolidated basis for such period, provided that for purposes of this clause (b), interest shall include, in the case of any Joint Venture, its JV Pro Rata Share of the interest of such Joint Venture for such period.

(xix)          “Joint Venture” means any joint venture (a) in which the General Partner or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the General Partner or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the General Partner.

(xx)           “JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total value of all Equity Interests in such Joint Venture held by the General Partner and any of its Subsidiaries by (b) the total value of all outstanding Equity Interests in such Joint Venture at such time.

(xxi)          “Leverage Ratio” means the ratio, expressed as a percentage, of (a) Debt for Borrowed Money of the General Partner and its Subsidiaries to (b) Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the General Partner.

(xxii)         “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

(xxiii)        “Limited Recourse Carve-Outs” means customary carve-outs to Non-Recourse Debt such as, for example, personal recourse of the borrower for fraud, misrepresentation, bankruptcy, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

(xxiv)        “Liquid Assets” means the sum of cash and Cash Equivalents to the extent not encumbered by any Lien.

(xxv)         “Mortgage Financing” means the issuance of CMBS or other commercial mortgage financing, mezzanine financing, Preferred Interests and similar Real Property related financing entered into by any Subsidiary of Guarantor that is directly or indirectly collateralized by, or in the case of Preferred Interests, that directly or indirectly derive their value from, Real Property or, in each case, but without duplication, any Refinancing Debt incurred to refinance such Mortgage Financing.

(xxvi)        “Net Liquid Assets” means the Consolidated Liquid Assets of the Guarantor and its Subsidiaries at such time.

(xxvii)       “Net Operating Income” means, with respect to any Real Property for any period, the total rental and other income from the operation of such Real Property for such period, after deducting all expenses and other proper charges incurred by the Guarantor in connection with the operation and maintenance of such Real Property during such period, including, without limitation, management fees, real estate taxes and bad debt expenses, but before payment or provision for debt service charges; income taxes and depreciation, amortization and other non-cash expenses, in each case for such period, all as determined in accordance with GAAP.

(xxviii)      “Non-Recourse Debt” means Debt with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of Real Property or any related assets encumbered by a Lien securing such Debt and/or (b) the general credit of any property-level owning Subsidiary and/or the Equity Interests therein, it being understood that the instruments governing such Debt may include Limited Recourse Carve-Outs.

(xxix)         “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such-Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding.

(xxx)          “Office Real Property” means Real Property (exclusive of any Development Property) that is an office building or a structure from which commercial businesses operate.

(xxxi)        “Other Real Property” means Real Property that is neither Hotel Real Property nor Office Real Property nor Retail Real Property.

(xxxii)       “Permitted Construction Financing” means Non-Recourse Debt incurred to finance the construction or improvement of a Development Property.

(xxxiii)      “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend, or upon liquidation.

(xxxiv)      “Real Property” means all right, title and interest of Person in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies and personal property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

(xxxv)       “Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

(xxxvi)      “Refinancing Debt” means, with respect to any Debt, any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt.

(xxxvii)     “Retail Real Property” means Real Property that is operated primarily or is intended to be operated primarily as a retail-complex or retail center.

(xxxviii)    “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

(xxxix)       “Synthetic Debt” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person (excluding operating leases) but which upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

(xl)           “Tangible Net Worth” means the amount by which Consolidated total tangible assets exceeds Consolidated total liabilities, in each case, of the Guarantor and its Subsidiaries.

(xli)           “Total Asset Value” means, on any date of determination, the sum of the Asset Values for all Real Property at such date; provided, that, with respect to any real property owned (and for this purpose being deemed to constitute “Real Property”), directly or indirectly, by a Joint Venture, Total Asset Value shall include the JV Pro Rata Share of the Asset Value for such Real Property.

3.05.       Change in Control.  Guarantor shall not permit any Change in Control to occur.

3.06.       Inspection of Books and Records; Discussions.  Guarantor shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Applicable Law shall be made of all dealings and transactions in relation to its business and activities; and shall permit representatives of Administrative Agent and any Lender, upon reasonable advance written notice (except while an Event of Default exists), during normal business hours, to examine and make abstracts from any of its books and records, and to discuss the business, operations, properties and financial and other condition of Guarantor and subsidiaries of Guarantor with officers and employees of Guarantor and subsidiaries of Guarantor and with its independent certified public accountants.

3.07.       Disposition of Assets.  Except as may otherwise be permitted under the Loan Agreement, Guarantor shall not at any time enter into any transaction providing for the sale, transfer, encumbrance, pledge, mortgage or other disposition of any of its assets (or the future income therefrom), or otherwise dispose of any of its property (whether by assignment, gift or creation of a trust or otherwise), other than for fair value and provided that such sale, transfer, encumbrance, pledge mortgage or other disposition would not reasonably be expected to have a material adverse effect on Guarantor’s financial condition or ability to perform its obligations hereunder.

3.08.       Loan Agreement Covenants.  Guarantor shall comply with all of the Borrower’s covenants set forth in the Loan Agreement to the extent they apply to Guarantor expressly (i.e., such covenants whereby the Borrower has agreed that Guarantor will take or not take some action), or that apply to Guarantor as a “Restricted Party.”

3.09.       Payment Obligations of Guarantor.  Guarantor shall, and will cause each of its subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its recourse Debt obligations of whatever nature, where such failure to so pay, discharge or satisfy would, in the aggregate with all such failures, reasonably be expected to have a material adverse effect on Guarantor’s financial condition or ability to perform its obligations hereunder, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Guarantor.

3.10.       Maintenance of Property Interest; Insurance.  Guarantor shall, and will cause each of its subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, casualty, condemnation and ordinary wear and tear excepted, and promptly repair or replace such property following any damage thereto in each case where the failure to do so would, in the aggregate, reasonably be expected to have a material adverse effect on Guarantor’s financial condition or ability to perform its obligations hereunder, and (b) subject to Section 3.1 of the Loan Agreement, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations where the failure to do so would, in the aggregate, reasonably be expected to have a material adverse effect on Guarantor’s financial condition or ability to perform its obligations hereunder.

3.11.       Transactions with Affiliates.  Guarantor shall not enter into or permit any subsidiary of Guarantor to enter into any transaction (including, without limitation, the purchase, sale or exchange of property or the rendering of any service) with any Affiliate of Guarantor other than at arm’s-length rates and terms.

Section 4.                      No Waiver.  No failure on the part of Administrative Agent or the Lenders to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver, thereof; nor will any single or partial exercise or any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 5.                      Miscellaneous.

5.01.                      GOVERNING LAW; SUBMISSION TO JURISDICTION.  THIS GUARANTEE WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY GUARANTOR AND ACCEPTED BY ADMINISTRATIVE AGENT AND LENDERS IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF

CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTEE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.  TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTEE, AND THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTEE MAY AT ADMINISTRATIVE AGENT’S OPTION (WHICH DECISION SHALL BE MADE BY THE MAJORITY LENDERS) BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND GUARANTOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  GUARANTOR DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM
111 EIGHTH AVENUE
NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  GUARANTOR (A) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (B) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (C) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Nothing in this Section 5.01 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the

Administrative Agent or any Lender to bring any suit, action or proceeding against Guarantor or the property of any Guarantor in the courts of any other jurisdiction.

5.02.	Notices.

(i)           All notices, requests, demands, statements, authorizations, approvals, directions, consents and other communications provided for herein shall be given or made in writing and shall be deemed sufficiently given or served for all purposes as of the date (a) when hand delivered (provided that delivery shall be evidenced by a receipt executed by or on behalf of the addressee), (b) three (3) days after being sent by postage pre-paid registered or certified mail, return receipt requested, (c) one (1) Business Day after being sent by reputable overnight courier service (with delivery evidenced by written receipt) or (d) with a simultaneous delivery by one of the means in (a), (b) or (c) by facsimile, when sent, with confirmation and a copy sent by first class mail, in each case addressed to the intended recipient at the “Address for Notices” specified below; or, as to any party, at such other address as shall be designated by such party in a notice to each other party.  Unless otherwise expressly provided herein or in the Loan Documents, Guarantor shall only be required to send notices, requests, demands, statements, authorizations, approvals, directions, consents and other communications to the Administrative Agent on behalf of all of the Lenders.

(ii)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Addresses for Notices:

If to Guarantor:

Maguire Properties, L.P.
c/o Maguire Properties, Inc.
355 S. Grand Avenue, Suite 3300
Los Angeles, California 90071
Attention:  Mark Lammas
Facsimile No.:  (213) 533-5198

With copies to:

Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Attention:  Douglas P. Snyder, Esq.
Telecopier No.:  (310) 277-7889

If to Administrative Agent:

Eurohypo AG, New York Branch
1114 Avenue of the Americas

                    New York, New York 10036
Attention: Peter Tzelios
Telecopier No.: (212) 479-5803

With copies to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations
Telecopier No.:  (212) 202-4765

- and -

Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California
Attention:  Thomas R. Fileti, Esq.
Telecopier No.: (213) 892-5454

Any person shall have the right to specify, from time to time, as its address or addresses for purposes of this Guarantee, any other address or addresses upon giving notice thereof to each other person then entitled to receive notices or other instruments hereunder at least fifteen (15) days before such change of address is to become effective.

5.03.       Expenses.  If any suit or other proceeding is instituted by Administrative Agent (on behalf of the Lenders) to enforce this Guarantee (or any portion hereof), Guarantor shall pay, upon demand, all of the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) reasonably incurred by Administrative Agent and/or the Lenders, in each case to the extent provided in Section 11.13 of the Loan Agreement; provided, however, that such costs and expenses shall not be in duplication of any costs and expenses paid by the Borrower.  The obligations of Guarantor under this Section 5.03 shall survive the expiration, release or termination of this Guarantee.

5.04.       Amendments, Etc.  The terms of this Guarantee may be waived, modified and amended only by an instrument in writing duly executed by Guarantor and Administrative Agent (with any required consent of the Lenders pursuant to the Loan Agreement).  Any such waiver, modification or amendment shall be binding upon Administrative Agent, each Lender, each holder of any of the Notes and Guarantor.

5.05.       Successors and Assigns.  This Guarantee shall be binding upon and inure to the benefit of the respective successors and assigns of Guarantor, Administrative Agent, Lenders and any holder of any of the Notes (provided, however, that Guarantor shall not assign or transfer its rights or obligations hereunder without the prior written consent of Administrative Agent and the Lenders pursuant to the Loan Agreement).

5.06.       Guarantor Event of Default.  Any one or more of the following events shall constitute a “Guarantor Event of Default” under this Guarantee:

(a)           Guarantor shall fail to pay all monetary obligations due to Administrative Agent or the Lenders hereunder when due and such default shall continue for a period of five (5) days after Administrative Agent shall have delivered notice of such default to Guarantor; or

(b)           Guarantor shall default in the performance of any of its obligations under Section 3.02 or 3.04; or

(c)           [Reserved]; or

(d)           An “Event of Default” as defined in the Loan Agreement arising out of any occurrence or event, which by its express terms applies to Guarantor (either by reference to “Guarantor” or to a “Restricted Party”), described in Sections 10.5, 10.11 and 10.12 of the Loan Agreement; or

(e)           Any default under any of the other terms, covenants or conditions of this Guarantee and such default shall continue for ten (10) days after notice from Administrative Agent to Guarantor in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Administrative Agent in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Guarantor shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Guarantor in the exercise of due diligence to cure such default, such additional period not to exceed sixty (60) days; or

(f)           The occurrence of an “Event of Default” under (as such term is defined in) any other guaranty delivered by Guarantor to Administrative Agent for the benefit of the Lenders in connection with the Loan.

5.07.       Headings.  The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Guarantee.

5.08.       Counterparts.  This Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Guarantee by signing any such counterpart.

5.09.        Severability.  If any provision of this Guarantee shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason as to any Person or circumstance, such provision or provisions shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Guarantee.

5.10.       WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR, ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR, ADMINISTRATIVE AGENT AND THE LENDERS, AND IS

INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

5.11        Unsecured Guaranty.  Guarantor’s obligations under this Guaranty are not intended to be, and are not, secured by the Lien created by the Deed of Trust or any other Security Documents, or by any other lien, encumbrance or security interest.
 [signature page follows]

                      IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be duly executed and delivered as of the day and year first above written.

MAGUIRE PROPERTIES, L.P.,
a Maryland limited partnership

By: Maguire Properties, Inc.,
a Maryland corporation,
its General Partner

By:  /s/ Mark T. Lammas
Name:  Mark T. Lammas
Its:  Executive Vice President

Schedule 1

Development Properties

3301 Exposition Blvd. and 3030 Olympic Blvd. (Lantana Media Campus, Santa Monica, California)
17885 Von Karman Blvd. (Washington Mutual Campus, Irvine, California)
Park Place II, Irvine, California
Glendale Center – Phase II, Glendale, California
755 S. Figueroa Land, Los Angeles, California
207 Goode Land, Glendale, California
PacWest Land Parcel, Orange County, California
2385 Northside Drive (Mission City Center, San Diego, California)
Stadium Towers II, Anaheim, California
4050 W. Metropolitan, Orange, California
500 Orange Tower Development, Orange, California
Brea Corporate Place (approx. 10.2 acres of development potential), Brea, California
Brea Financial Commons (approx. 4.0 acres of development potential), Brea, California
San Diego Tech Center (site area supporting approx. 1.2 million square feet of development potential), San Diego, California
City Tower II, Orange, California
605 City Parkway, Orange, California